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                                                                   EXHIBIT 99.05

           AMENDMENT NO. 1 TO HEIDRICK & STRUGGLES INTERNATIONAL, INC.
                           RESTRICTED STOCK UNIT PLAN

      This Amendment No. 1 to the Company's Restricted Stock Unit Plan is entered into as of this 6th day of March, 2001 by Heidrick & Struggles International, Inc. (the "Company").

      WHEREAS, the Company has adopted the Restricted Stock Unit Plan effective as of March 6, 2000 (the "RSU Plan"); and

      WHEREAS, the Compensation Committee has determined to amend the definition of "RSU Amount" in the RSU Plan to allow greater flexibility in granting restricted stock units ("RSUs") and to make a corrective amendment to Section 9.4, all as described below;

      NOW, THEREFORE, the RSU Plan be, and hereby is, amended as follows:

      1. The definition of "RSU Amount" in Article II is deleted and replaced with the following:

      "RSU Amount" shall mean an amount computed for each Participant equal to the lesser of:
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            (i)   ten percent (10%) of the sum of the Participant's Compensation for the Applicable Year, plus the Bonus attributable to such Applicable Year, whether paid in the Applicable Year or the calendar year of the Grant Date; or

            (ii) fifty percent (50%) of the Bonus, attributable to such Applicable Year, whether paid in the Applicable Year or the calendar year of the Grant Date; or

            (iii) solely for Participants who are Partners but not Directors,
                  $25,000.

      Notwithstanding the foregoing, the Committee (or any subcommittee thereof authorized by the Board of Directors) in its discretion shall have the authority at any time to grant RSUs to any Participant in an amount different than that resulting from the application of the above formula.

      2. In the last line of Section 9.4, "Section 7.1(b)" is deleted and replaced with "Section 7.2."

      3. This amendment shall be effective from and after the date it is approved by the Compensation Committee of the Board of Directors.

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      4. Capitalized terms used in this amendment shall have the same meanings ascribed to them in the RSU Plan. Except for this amendment and any and all prior amendments, the RSU Plan shall remain unchanged and in full force and effect.

      IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 as of the date set forth above.

                                        HEIDRICK & STRUGGLES INTERNATIONAL, INC.

                                            /s/ Stephanie W. Abramson
                                        ________________________________________
                                        By: Stephanie W. Abramson
                                           Its: Secretary